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                                                                      EXHIBIT 12
                                                                      ----------

                            DARDEN RESTAURANTS, INC.
         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)

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
                                                                        Fiscal Year Ended
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                                                   May 28,       May 30,       May 31,      May 25,       May 26,
                                                    2000          1999          1998         1997          1996
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

Consolidated Earnings from Operations
   before Restructuring and Asset
   Impairment Expense or (Credit), Net, and
   Income Taxes .............................    $ 267,976     $ 207,414     $ 153,672     $  75,401     $ 188,718
Plus Fixed Charges ..........................       43,833        39,929        38,569        39,582        40,822
Less Capitalized Interest ...................       (1,910)         (593)       (1,018)         (739)       (2,007)
                                                 ---------     ---------     ---------     ---------     ---------

Consolidated Earnings from Operations
   before Restructuring and Asset Impairment
   Expense or (Credit), Net, and Income Taxes
   Available to Cover Fixed Charges .........    $ 309,899     $ 246,750     $ 191,223     $ 114,244     $ 227,533
                                                 =========     =========     =========     =========     =========

Ratio of Consolidated Earnings to Fixed
   Charges ..................................         7.07          6.18          4.96          2.89          5.57
                                                 =========     =========     =========     =========     =========
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